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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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☐	Soliciting Material Pursuant to §240.14a-12
COVANCE INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2005
Notice of
Annual Meeting &
Proxy Statement

March 18, 2005

Dear Fellow Shareholder:

        You are cordially invited to attend the 2005 Annual Meeting of Shareholders of Covance Inc., to be held at 11:00 a.m., eastern daylight time, on Thursday, April 28, 2005, at the Westin Princeton at Forrestal Village, 201 Village Boulevard in Princeton, New Jersey. We hope that you will participate in the Annual Meeting either by attending and voting in person or by completing and returning the enclosed proxy as promptly as possible. Your vote is important.

        This Notice of Annual Meeting and Proxy Statement provide information about the matters to be acted upon by Covance's shareholders. The Proxy Statement also contains information about the role and responsibilities of the Board of Directors and its Committees and provides important information about each nominee for election as a Director and other matters to be acted on at the meeting.

                Sincerely,

                /s/ Joseph L. Herring
                Joseph L. Herring
                President and Chief Executive Officer

COVANCE INC.

NOTICE OF 2005 ANNUAL MEETING
OF SHAREHOLDERS

        The 2005 Annual Meeting of the Shareholders of Covance Inc. (the "Company") will be held on Thursday, April 28, 2005, at 11:00 a.m., eastern daylight time, at the Westin Princeton at 201 Village Boulevard, Princeton, New Jersey 08540 for the following purpose:

  1.
  To elect three members to the Company's Class II Board of Directors.

        Only shareholders of record at the close of business on March 10, 2005, are entitled to notice of, and to vote at, the Annual Meeting.

        We hope you will attend the annual meeting in person. Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy card to ensure that your shares are represented at the meeting. Shareholders of record who attend the meeting may vote their shares personally even if they previously have sent in a proxy card.

/s/ James W. Lovett James W. Lovett Corporate Senior Vice President, General Counsel and Secretary

March 18, 2005

COVANCE INC.
210 Carnegie Center
Princeton, New Jersey 08540

PROXY STATEMENT

2005 Annual Meeting of Shareholders
April 28, 2005

General Information

        The Board of Directors of Covance Inc. (the "Company" or "Covance") solicits your proxy for voting at the 2005 Annual Meeting of Shareholders of Covance and at any adjournment or postponement of this meeting ("Annual Meeting"). Covance will hold the Annual Meeting on Thursday, April 28, 2005, at 11:00 a.m., eastern daylight time, at the Westin Princeton, Forrestal Village, 201 Village Boulevard, Princeton, New Jersey.

        Your vote is important and the Board of Directors urges you to exercise your right to vote. You are invited to attend the Annual Meeting in person to vote. Whether or not you plan to attend the Annual Meeting, please ensure that your shares are voted by properly completing, signing, dating and returning the enclosed proxy card. You may revoke your proxy at any time before it is exercised in any one of three ways: (i) by giving written notice to the Secretary of the Company, (ii) by submitting a subsequently dated and properly signed proxy, or (iii) by attending the Annual Meeting and revoking the proxy. Your attendance at the Annual Meeting will not by itself revoke your proxy.

        When you provide your proxy, the shares of the Company's common stock ("Common Stock") represented by the proxy will be voted as you specify on the proxy card. As to the election of the Class II Directors, by marking the appropriate box you may (a) vote for all of the Class II Director nominees as a group, or (b) vote for all of the Class II Director nominees as a group except those nominees whose names you specify on the card, or (c) withhold your vote from the Class II Director nominees as a group. If you properly sign and return your proxy card without specifying any choices, you will confer authority upon the individuals named as proxies to vote your shares in their discretion. Should any matter not described in this proxy statement be properly presented at the meeting, the persons named in the proxy form will vote in accordance with their judgment. The Board of Directors currently knows of no other business that will be presented for consideration at the Annual Meeting.

        You are entitled to notice of, and to vote at, the Annual Meeting if you are a shareholder of record on March 10, 2005. A majority of the shares of Common Stock issued and outstanding will constitute a quorum for the Annual Meeting. Abstentions and broker non-votes are counted as present for purposes of determining a quorum. A broker non-vote occurs when a nominee holds shares for a beneficial owner but cannot vote on a proposal because the nominee does not have discretionary power and has not received instructions from the beneficial owner.

        Voting at the Annual Meeting will work as follows. As to Proposal 1 (Director elections), Directors are elected by a plurality vote so the nominees receiving the highest vote totals will be elected. The outcome of the Director vote will not be affected by abstentions or broker non-votes.

        Shares of Common Stock held in Covance's Stock Purchase Savings Plan ("401k Plan"), including shares held in the 401k Plan as a result of the merger of the Employee Stock Ownership Plan into the 401k Plan, are held of record and are voted by the trustee of the 401k Plan. Shares of Common Stock held in Covance's Employee Stock Purchase Plan ("ESPP") are held of record by the ESPP's administrator, Computershare Trust Company ("Computershare"), and are voted by Computershare at the direction of ESPP plan participants. Participants in the 401k Plan may direct the trustee of the plan, and the participants in the ESPP may direct Computershare, as to how to vote shares allocated to their 401k Plan and ESPP accounts, respectively, by properly signing, completing and returning the enclosed proxy card. The 401k Plan trustee will vote shares as to which they have not received direction in accordance with the terms of the plan documents. As administrator of the ESPP, Computershare will not vote any shares as to which it has not received direction from participants in the ESPP or is otherwise not entitled to vote.

        As of February 22, 2005, there were 62,787,075 shares of Common Stock issued and outstanding. Each shareholder is entitled to one vote for each share of Common Stock registered in that person's name as of March 10, 2005, the record date. Covance is beginning to send this Proxy Statement and the accompanying proxy card to shareholders on or about March 18, 2005.

PROPOSAL 1

Election of Class II Directors

        The Board of Directors (the "Board") is divided into three classes of three Directors each, whose terms expire at successive annual meetings. Three Class II Directors will be elected at the Annual Meeting to serve for a term expiring at Covance's Annual Meeting in the year 2008. Each nominee elected as a Class II Director will continue in office until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or retirement. The Board has nominated J. Randall MacDonald, Kathleen G. Murray and William C. Ughetta for election as Class II Directors at the Annual Meeting.

        The Board of Directors recommends that Shareholders vote FOR the election of the above named nominees for election as Director.

        Unless there is a contrary indication, shares of Common Stock represented by valid proxies will be voted FOR the election of all of the nominees. If for any reason a nominee should become unable to serve as a director, the shares represented by valid proxies will be voted for the election of such other person as the Board may recommend, or the Board may reduce the number of Directors to eliminate the vacancy.

        Set forth below is the principal occupation of, and certain information regarding, such nominees, and the other Directors whose terms of office will continue after the Annual Meeting.

CLASS II NOMINEES
FOR TERMS EXPIRING IN 2008

J. Randall MacDonald, 56, has been Senior Vice President-Human Resources for International Business Machines Corporation, an information technology company, since July 2000. Prior to that, Mr. MacDonald had been the Executive Vice President-Human Resources and Administration for the GTE Corporation ("GTE"), a telecommunications company, since June 1997. Prior to June 1997, Mr. MacDonald held various senior positions with GTE including Senior Vice President-Human Resources and Administration (from April 1995), Vice President-Employee Relations and Organizational Development (from 1988) and Vice President of Organizational Development (from 1986). Mr. MacDonald has been a member of the Covance Board since 1996.

Kathleen G. Murray, 55, was the President and Chief Executive Officer of Northwestern Memorial Foundation, a not-for-profit affiliate of Northwestern Memorial HealthCare ("Northwestern"), an academic medical center, from February 2002 until her retirement in 2004. Prior to February 2002, Ms. Murray was the Executive Vice President and Chief Operating Officer of Northwestern. Ms. Murray joined Northwestern in 1986 and was Executive Vice President and Chief Operating Officer since 1988. Ms. Murray also was Chair of the Governing Council for Metropolitan Hospitals of the American Hospital Association from January 1996 to December 1998, and Board member of the Illinois Hospital Association from 1995 through 2003 and served as Chair in 2002. Ms. Murray has been a member of the Covance Board since 1998.

William C. Ughetta, 72, is an attorney and former Senior Vice President and General Counsel of Corning Incorporated ("Corning"), a former affiliate of the Company. Mr. Ughetta joined Corning in 1968 as Assistant Secretary and Assistant Counsel. He was elected Secretary of Corning in 1971, and a Senior Vice President in 1983. He is also a Director of Global Lift Technologies Inc. (manufacturer of wire rope), and is a Trustee of Corning Community College. Mr. Ughetta has been a member of the Covance Board since 1996.

CLASS III DIRECTORS
WHOSE TERMS WILL EXPIRE IN 2006

Robert Barchi, M.D., Ph.D., 58, has been President of Thomas Jefferson University since September 2004. Prior to that, Dr. Barchi was Provost of the University of Pennsylvania since 1999. Previously, he served as Chair of the University's Department of Neurology and as founding Chair of the University's Department of Neuroscience. Dr. Barchi was also Director of the Mahoney Institute of Neurological Sciences for more than 12 years and was the Director of the Dana Fellowship Program in Neuroscience and Director of the Clinical Neuroscience Track. He was the founder and President of Penn Neurocare, a regional specialty network. Dr. Barchi has been a member of the Covance Board since October 2003.

Sandra L. Helton, 55, has been Executive Vice President and Chief Financial Officer of Telephone & Data Systems, Inc., a telecommunications service company, ("TDS") since October 2000. She joined TDS as Executive Vice President - Finance and Chief Financial Officer in August 1998. Prior to joining TDS, Ms. Helton was the Vice President and Corporate Controller of Compaq Computer Corporation between 1997 and 1998. Prior to that time, Ms. Helton was employed by Corning for more than five years. At Corning, Ms. Helton was Senior Vice President and Treasurer between 1994 and 1997 and was Vice President and Treasurer between 1991 and 1994. Ms. Helton is also a Director of TDS, United States Cellular Corporation, a subsidiary of TDS which operates and invests in wireless telephone companies and properties, and The Principal Financial Group, a global financial institution. Ms. Helton has been a member of the Covance Board since September 2003.

CLASS III DIRECTORS
(continued)

Christopher A. Kuebler, 51, has been Chairman of the Board of Directors of Covance since November 1996 and a member of the Board since November 1994. He also was Covance's Chief Executive Officer from November 1994 until December 31, 2004, when he retired as Chief Executive Officer. From November 1994 to November 2001, Mr. Kuebler was also President of Covance. From March 1993 through November 1994, he was the Corporate Vice President, European Operations for Abbott Laboratories Inc. ("Abbott"), a diversified health care company. From January 1991 until March 1993, Mr. Kuebler was the Vice President, Sales and Marketing for Abbott's Pharmaceutical Division. From 1976 to 1991, Mr. Kuebler held various sales and marketing positions including for E.R. Squibb & Sons and Abbott. Mr. Kuebler also serves in various executive officer and director capacities of Covance's subsidiaries. Mr. Kuebler is a Director of Nektar Therapeutics (drug delivery technology).

CLASS I DIRECTORS
WHOSE TERMS WILL EXPIRE IN 2007

Robert M. Baylis, 66, was a Vice Chairman of CS First Boston Corporation ("First Boston"), a financial services company, from March 1992 to March 1994, and from August 1995 to January 1996. Prior to his retirement, Mr. Baylis was with First Boston for over 33 years. He was Chairman and Chief Executive Officer of CS First Boston Pacific Inc./Hong Kong from March 1994 to August 1995. Prior to March 1992, Mr. Baylis held a variety of positions with First Boston, including Managing Director-Investment Banking Group and Managing Director-Equity Securities Department. He is also Chairman of the Board of Gildan Activewear, Inc. (garments) and a Director of Host Marriott Corporation (hotels), New York Life Insurance Company (insurance), and PartnerRe Ltd. (reinsurance). Mr. Baylis has been a member of the Covance Board since 1996.

Joseph L. Herring, 49, has been Covance's President and Chief Executive Officer since January 1, 2005, and was President and Chief Operating Officer from November 2001 to December 31, 2004. Mr. Herring was Covance's Corporate Senior Vice President and President-Early Development Services from September 1999 to November 2001. From September 1996 to September 1999, Mr. Herring was Corporate Vice President and General Manager of Covance Laboratories North America. Prior to joining Covance, Mr. Herring was Vice President of Caremark International, a provider of home care and physician practice management services, and he previously served as a Vice President of Baxter International where he was employed for 14 years. Mr. Herring has been a member of the Covance Board since June 2004.

Irwin Lerner, 74, was the Chairman of the Board of Directors and Executive Committee of Hoffmann-La Roche Inc. ("Roche") (a pharmaceutical company) from January to September 1993 and was the President and Chief Executive Officer of Roche from April 1980 to January 1993. Mr. Lerner also was the Chief Executive Officer of Reliant Pharmaceuticals, LLC (a private pharmaceutical company) from July to December 2001. He also is Chairman and a Director of Medarex, Inc. (biotechnology) and a Director of V.I. Technologies Inc. (blood products), Genmab A/S (biotechnology) and Nektar Therapeutics (drug delivery technology). Mr. Lerner has been a member of the Covance Board since 1996.

Stock Ownership of Directors,
Executive Officers and Certain Shareholders

Directors and Executive Officers

        The following table shows, as of February 22, 2005, the number of shares of Common Stock beneficially owned by each Director and nominee for election as Director, for each of the Named Executives (as defined in the Summary Compensation Table), and by the Directors and executive officers as a group, and currently exercisable options held by any of them:

	Common Stock (1)
Name of Beneficial Owner	Shares Owned	Options (2)	Percent of class
Robert Barchi	500	2,000	*
Wendel D. Barr	25,845	36,700	*
Robert M. Baylis	12,200	18,000	*
Anthony Cork	26,870	57,533	*
Sandra L. Helton	1,000	2,000	*
Joseph L. Herring	116,527	196,234	*
William E. Klitgaard	45,528	92,783	*
Christopher A. Kuebler	165,626	104,714	*
Irwin Lerner	13,200	18,000	*
J. Randall MacDonald	5,100	12,000	*
Kathleen G. Murray	2,000	18,000	*
William C. Ughetta	49,598	17,000	*
All Directors and executive officers as a group (18 persons)	679,451	793,617	2.3%

*
The amount of Common Stock beneficially owned does not exceed one percent of the issued and outstanding shares of Common Stock.

(1)
The holdings reported above do not include phantom stock shares issued pursuant to the Directors' Deferred Compensation Plan, Deferred Stock Unit Plan and Restricted Unit Plan for Non-Employee Directors in the following aggregate amounts for each Director: 5,720 shares for Dr. Barchi; 17,230 shares for Mr. Baylis; 5,045 shares for Ms. Helton; 6,400 shares for Mr. Lerner; 20,693 shares for Mr. MacDonald; 12,359 shares for Ms. Murray; and 12,934 shares for Mr. Ughetta. The holdings reported above include 2,000 shares held by each of Messrs. Baylis, Lerner, MacDonald, Ughetta and Ms. Murray issued pursuant to the Restricted Stock Plan for Non-Employee Directors, which shares vest after such Director has achieved six years of service (as defined in the plan) as a Director, and restricted stock issued to the Named Executives and certain other executive officers which restricted stock will not vest until the date set forth in such Officer's restricted stock agreement.

(2)
Represents option rights to acquire shares of the Company's Common Stock, exercisable within 60 days of February 22, 2005.

Certain Shareholders

        The following table shows those persons known to the Company as of February 22, 2005 to be the beneficial owners of more than five (5%) percent of the Company's Common Stock. In furnishing the information below, the Company has relied on information filed by the beneficial owners with the Securities and Exchange Commission ("SEC"), and in some cases, information provided by such owners.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
Ernest Partners, LLC[1] 75 14th Street Atlanta, GA	4,232,411	6.7%
FMR Corp.[2] 82 Devonshire Street Boston, MA	3,589,075	5.7%

(1)
Ernest Partners, LLC filed a Schedule 13G with the SEC as of February 10, 2005, to report that it was the beneficial owner of 4,232,411 shares of the Company's Common Stock.

(2)
FMR Corp filed an Amendment No. 1 to Schedule 13G with the SEC as of February 14, 2005, to report that it was the beneficial owner of 3,589,075 shares of the Company's Common Stock.

The Board of Directors and its Committees

        The Board provides oversight to senior management in its operation of the Company. The Board reviews significant developments affecting Covance and acts on matters requiring Board approval. During 2004, the Board held ten meetings. In recent years, the Board conducted a comprehensive review of Covance's corporate governance policies and practices. This review included comparison of Covance's current policies and practices to policies and practices mandated by legislation and regulation, including the Sarbanes-Oxley Act of 2002, amendments to the New York Stock Exchange ("NYSE") Listing Standards, and regulations adopted by the SEC. This review also considered policies and practices suggested by other groups active in corporate governance. As a result of this review, the Board amended the charters of each of the Committees of the Board and adopted revised corporate governance guidelines for the Company. The charters and corporate governance guidelines are posted on Covance's website at www.covance.com. Covance has also adopted a Code of Ethics for Financial Professionals which is applicable to Covance's Chief Executive Officer, Chief Financial Officer, Controller and certain other financial and accounting professionals and a Business Integrity Program applicable to all employees as well as the Board of Directors. These codes are posted on

Covance's website. In the event Covance adopts an amendment to the Code of Ethics for Financial Professionals or Business Integrity Program, or grants a waiver thereunder, Covance will also post that information on its website. Covance has adopted Guidelines for Executive Ownership in Covance Stock, which are also posted on its website.

        The Board has affirmatively determined that seven of the nine Directors are independent, under the New York Stock Exchange Listing Standards, and Covance's more stringent independence standards. Covance's independence standards are posted on Covance's website as Annex A to the corporate governance guidelines and are attached as Annex A to this proxy statement. The Directors who have been determined to be independent are:

• Robert Barchi • Sandra L. Helton • J. Randall MacDonald • William C. Ughetta	• Robert M. Baylis • Irwin Lerner • Kathleen G. Murray

        In 2004, each Director attended at least 75% of all Board meetings and Committee meetings held of which he or she was a member. Covance encourages members of the Board of Directors to attend the Annual Meeting of Shareholders. All of the Directors except one attended the 2004 Annual Meeting.

        The non-management members of the Board of Directors meet at regularly scheduled executive sessions without the presence of any members of the Company's management. The Chairs of each of the Audit and Finance Committee, Corporate Governance Committee and Compensation and Organization Committee rotate as presiding directors of these executive sessions.

COMMITTEES OF THE BOARD

        The Board of Directors has established three standing committees to assist the Board in carrying out its duties: the Audit and Finance Committee, the Compensation and Organization Committee, and the Corporate Governance Committee.

Audit and Finance Committee

        The Audit and Finance Committee (the "Audit Committee") is composed of a minimum of three directors (currently four) who all satisfy the independence requirements of the Securities Exchange Act of 1934, as amended, the rules adopted by the SEC thereunder, and the listing standards of the NYSE as in effect from time to time. The Audit Committee functions under a charter which is posted on Covance's website. The Board of Directors has determined that Robert Baylis and Sandra Helton both meet the definition of "audit committee financial expert" as such term is defined under the rules of the SEC. The Board of Directors has also determined that all of the other members of the Audit Committee possess the necessary level of financial literacy required to enable them to serve effectively as Audit Committee members. The Board of Directors has also determined that Mr. Baylis's service on the audit committees of more than three public companies would not impair his ability to effectively serve on the Audit Committee. Covance maintains an Internal Audit Department to provide management and the Audit Committee with ongoing assessments of Covance's risk management processes and system of internal control.

        The members of the Audit Committee are Mr. Baylis (Chair), Ms. Helton, Ms. Murray and Mr. Ughetta. The Audit Committee met eight times during 2004. The Audit Committee's duties and responsibilities are set forth in its Charter and include providing assistance to the Board of Directors in fulfilling its responsibilities with respect to the oversight of:

  •
  The integrity of the Company's financial statements and internal controls.

  •
  The independent auditor's qualifications and independence.

  •
  The Company's compliance with legal and regulatory requirements.

  •
  The performance of the Company's internal audit function and its independent auditor.

  •
  The Company's capital and financing requirements and structure.

  •
  Tax matters and risk management.

  •
  The appointment, compensation, oversight responsibility and dismissal of the Company's independent auditing firm.

  •
  The pre-approval of all auditing services and allowable non-audit services provided to the Company by its independent auditing firm.

Compensation and Organization Committee

        The Compensation and Organization Committee (the "Compensation Committee") is composed of a minimum of three directors who must satisfy the independence requirements required by the Securities Exchange Act of 1934, as amended, the rules adopted by the SEC thereunder, and the corporate governance and other listing standards of the NYSE as in effect from time to time. Compensation Committee members must also be "non-employee directors" under Rule 16b-3 of the Securities Exchange Act of 1934 and "outside directors" under Section 162(m) of the Internal Revenue Code. All present members of the Committee meet these requirements. The Compensation Committee functions under a charter which is posted on Covance's website.

        The members of the Compensation Committee are Messrs. MacDonald (Chair), Barchi and Lerner. The Compensation Committee met six times in 2004. Its duties and responsibilities are set forth in its charter and include the following:

  •
  Review and make recommendations to the independent members of the Board regarding corporate goals and objectives relevant to Chief Executive Officer compensation, the CEO's performance and the CEO's compensation.

  •
  Approve the compensation of the Company's executive officers other than the Chief Executive Officer.

  •
  The administration of the Company's equity compensation plans.

  •
  Advise the Board on other compensation and benefit matters.

  •
  The creation of a Compensation Committee Report to be included in the Company's proxy statement, as required by the SEC.

Corporate Governance Committee

        The Corporate Governance Committee is composed of a minimum of three directors who must satisfy the independence requirements required by the Securities Exchange Act of 1934, as amended, the rules adopted by the SEC thereunder, and the corporate governance and other listing standards of the NYSE as in effect from time to time. The Corporate Governance Committee functions as Covance's nominating committee under a charter which is posted on Covance's website.

        The members of the Corporate Governance Committee are Ms. Murray (Chair), Messrs. Baylis, MacDonald and Ughetta. The Corporate Governance Committee met five times in 2004. The duties and responsibilities are set forth in its Charter and include the following:

  •
  Review and assess the Company's principles and practices on corporate governance.

  •
  The recommendation to the Board of policies regarding Board committees, committee members and committee chairs.

  •
  Develop and conduct an annual Board self-evaluation process.

  •
  The identification, review and assessment of nominees for election as members of the Board of Directors and the recommendation of qualified nominees to the Board.

  •
  Consideration of unsolicited nominations for Board membership.

Contacting the Board of Directors

        In order to provide Covance's security holders and other interested parties with a direct and open line of communication to the Board of Directors, Covance has adopted the following procedures for communications to directors. Security holders of the Company and other interested persons may communicate with the chairs of Covance's Corporate Governance Committee, Audit Committee or Compensation Committee or with the non-management directors of Covance as a group by sending an e-mail to boardofdirectors@covance.com. The e-mail should specify which of the foregoing is the intended recipient. All communications received in accordance with these procedures will be reviewed initially by Covance's Investor Relations Department. The Investor Relations Department will relay all such communications to the appropriate Director or Directors unless the Investor Relations Department determines that the communication: does not relate to the business or affairs of Covance or to the functioning or constitution of the Board of Directors or any of its committees; relates to routine or insignificant matters that do not warrant the attention of the Board of Directors; is an advertisement or other commercial solicitation or communication; or is frivolous or offensive.

        The Director or Directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one or more of its committees and whether any response to the person sending the communication is appropriate.

        Covance's Investor Relations Department will retain copies of all communications received pursuant to these procedures for a period of at least one year.

        The Corporate Governance Committee or the Board of Directors will review the effectiveness of these procedures from time to time and, if appropriate, recommend changes.

Board Nomination Process

        The Corporate Governance Committee is responsible for reviewing with the Board, on an annual basis, the composition of the Board as a whole. The Corporate Governance Committee is responsible for recommending director nominees to the Board, including renomination of persons who are already Directors, in accordance with the policies and principles in its charter and the corporate governance guidelines. The Corporate Governance Committee's minimum qualifications for nominees include the following: reputation for integrity; honesty; judgment and discretion; expertise in his or her chosen field, which field should have some relevance to Covance's business; knowledge, or the willingness and ability to quickly become knowledgeable, in Covance's business; and contribution to the mix of skills and viewpoints on the Board as a whole.

        The Corporate Governance Committee considers suggestions from many sources, including stockholders, regarding possible candidates for director. In order for stockholder suggestions regarding possible candidates for director to be considered by the Corporate Governance Committee for the 2006 Annual Meeting of Shareholders, the information specified below should be provided no later than October 18, 2005 to the Secretary of the Company. The notice should contain the proposed nominee's full name, biographical information regarding the proposed nominee and the proposed nominee's relationship to the stockholder.

        The process of nominating directors is as follows. First, the Corporate Governance Committee identifies a need to add a new Board member who meets specific criteria or to fill a vacancy on the Board. The Corporate Governance Committee then identifies candidates by seeking input from Board members, hiring a search firm, if appropriate, and considering recommendations for nominees submitted by stockholders. After the interview process, which includes non-management members of the Board, the Corporate Governance Committee determines which candidates the Corporate Governance Committee will recommend to the Board for nomination as a director. The Corporate Governance Committee then makes its recommendations to the entire Board, which determines which candidates are nominated by the Board of Directors or elected to fill a vacancy.

Website Access to Covance Corporate Governance Documents

        The charters of the Audit Committee, the Compensation Committee, and the Corporate Governance Committee, as well as the Corporate Governance Guidelines, the Code of Ethics for Financial Professionals and the Company's Business Integrity Program may be accessed through our website at www.covance.com.

Directors' Compensation

        Fees.    Members of the Board who are employees of the Company or its subsidiaries are not compensated for service on the Board or any of its Committees. Non-employee Directors receive a retainer fee of $30,000 per annum. In addition, Committee members receive $1,500 for each Committee meeting attended and $2,500 (in lieu of the $1,500 fee) for each Committee meeting chaired. Directors also receive an annual award of 200 hypothetical shares of the Company's Common Stock pursuant to Covance's Deferred Stock Unit Plan for Non-Employee Members of the Board of Directors and options to purchase up to 3,000 shares of the Company's Common Stock pursuant to Covance's Non-Employee Directors' Stock Option Plan ("DSOP"). Options granted pursuant to the DSOP have an exercise price not less than 100% of the fair market value on the date of grant and vest in equal annual installments on each of the first through third anniversaries of the date of grant, provided that the Director has remained in continuous service as a Director to the vesting date. Directors are also reimbursed for travel and related expenses incurred on behalf of Covance.

        In May 2003, the non-employee members of the Board of Directors received a grant of 5,000 hypothetical shares of the Company's Common Stock pursuant to Covance's Restricted Unit Plan for Non-Employee Members of the Board of Directors ("DRUP"). Awards under this plan vest three years after the award date, provided the recipient remains a Director of Covance. Non-employee Directors may elect to defer vested awards under the DRUP. Directors who joined the Board subsequent to the May 20, 2003 award date received a proportionate award based on the three year schedule. Consequently, Dr. Barchi and Ms. Helton each received 4,445 units after joining the Board in late 2003. The plan provides that on every third anniversary of the award date, each non-employee Director at that time shall receive an award under the plan in an amount approved by the Board of Directors.

        Pursuant to the Directors' Deferred Compensation Plan ("DDCP"), each non-employee Director may elect to defer until a date specified by the Director, the receipt of all or a portion of his or her cash compensation. The DDCP provides that amounts deferred may be allocated to (i) a cash account upon which amounts deferred may earn interest, compounded quarterly, at the base rate of Citibank, N.A. in effect on certain specified dates, (ii) a market value account, the value of which will be based upon the market value of Covance Common Stock from time to time, or (iii) a combination of such accounts. All non-employee Directors are eligible to participate in the DDCP.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), requires that Directors and certain executive officers of the Company report their ownership of, and transactions in, the Company's Common Stock. Based upon a review of written representations from the reporting persons that no Forms 5 were required, Covance believes that all filing requirements applicable to its officers and Directors were complied with during 2004.

Report of the Audit and Finance Committee

        The Audit Committee has reviewed and discussed with management Covance's audited financial statements for the year ended December 31, 2004, and has discussed with Covance's auditors, Ernst & Young LLP

("Ernst & Young"), the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

        The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young required by Independence Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with the auditors the auditors' independence. The Audit Committee has also considered whether the provision of non-audit services to Covance by Ernst & Young is compatible with maintaining Ernst & Young's independence.

        Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the financial statements referred to above be included in Covance's Annual Report on Form 10-K for the year ended December 31, 2004.

Members of the Audit and Finance Committee

Robert M. Baylis, Chair

Sandra L. Helton

Kathleen G. Murray

William C. Ughetta

Audit Fees

        The aggregate fees billed Covance by Ernst & Young for professional services for the audit of Covance's annual financial statements, review of the financial statements included in Covance's Quarterly Reports on Form 10-Q and services that are normally provided by the independent accountant in connection with statutory and regulatory filings or engagements for 2003 and 2004 were approximately $649,748 and $1,309,500, respectively. In 2004, audit fees include fees for services rendered for the audit of the effectiveness of internal control over financial reporting.

Audit Related Fees

        The aggregate fees billed Covance by Ernst & Young for professional services for assurance and related services that are reasonably related to the audit or review of Covance's financial statements for 2003 and 2004 were approximately $40,720 and $18,350, respectively. These services include employee benefit plan audits, merger and acquisition due diligence, accounting assistance and audits in connection with proposed or consummated acquisitions and consultations concerning financial accounting and reporting standards.

Tax Fees

        The aggregate fees billed Covance by Ernst & Young for professional services for tax compliance, tax advice and tax planning for 2003 and 2004 were approximately $122,600 and $161,876, respectively.

All Other Fees

        The aggregate fees billed Covance by Ernst & Young for services other than Audit Fees, Audit Related Fees and Tax Fees described above for 2003 and 2004 were approximately $13,000 and $22,800, respectively, and included services such as divestiture and acquisition related audit work.

Audit Committee Pre-Approval of Audit and Non-Audit Services

        The Audit Committee is responsible for appointing Covance's independent auditor and approving the terms of the independent auditor's services. The Audit Committee's policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent auditor is described below.

        Audit Services.    The Audit Committee is to appoint the Company's independent auditor each fiscal year and pre-approve the engagement of the independent auditor and the fee to be billed for the audit services to be provided.

        Non-Audit Services.    The Audit Committee has established detailed pre-approved categories of non-audit services that may be performed by the independent auditor during the fiscal year and estimated fee amounts. All other non-audit services are required to be pre-approved by the Audit Committee.

        All of the non-audit services billed by Ernst & Young in 2004 were pre-approved by the Audit Committee.

Report of the Compensation and Organization
Committee on Executive Compensation

        Covance's executive compensation program is administered by the Compensation Committee. The role of the Compensation Committee, which is comprised of three independent non-employee directors, is described under "Compensation and Organization Committee" above. The levels of compensation at competitive companies, derived from compensation surveys provided by an outside consultant retained by the Compensation Committee, were used for comparison in establishing Covance's current executive compensation policies, programs and awards.

        Covance's executive compensation program utilizes Company performance and individual performance as determinants of executive pay levels. The goals of the program are to motivate executive officers to improve the financial position of the Company, to hold executives accountable for the performance of the organization for which they are responsible, to attract key executives into the service of the Company, to maximize the retention of these executives and to create value for Covance's shareholders. In essence, executive compensation consists of four components: base salary, annual incentive bonus, long-term incentives and benefits (including retirement programs and perquisites).

Base Compensation

        Covance's general policy is to target base cash compensation at approximately the 50th percentile of its peer group. The Compensation Committee reviewed executive officer base salaries in 2004, and did not provide any merit increases except in the case of the promotion of two executive officers.

Bonuses

        Pursuant to Covance's Variable Compensation Plan, performance-based annual incentive awards are paid to supervisory, management and executive officers on the basis of the achievement of specified individual accomplishments and business unit or corporate financial performance targets. Each participant in the Variable Compensation Plan is assigned a target award, expressed as a percentage of base salary, that is payable if the applicable performance criteria are met. Participants' awards are determined on the basis of his or her business unit's financial performance or, in the case of non-business unit employees, the Company's financial performance, and an assessment of the participant's performance generally, including against the participant's written goals and objectives. To incentivize management to achieve financial performance in excess of budgeted levels, the Variable Compensation Plan is designed to allow Covance's executive officers to earn annual bonuses of greater or less than their target amount.

        The amounts payable under the Variable Compensation Plan to Covance's executive officers, including the Named Executives (as defined in the Summary Compensation Table), were determined, in 2004, for business unit officers, on the basis of the officer's satisfaction of specified individual objectives and on the satisfaction of specified business unit pre-bonus operating margin targets and business unit net order targets. In the case of non-business unit officers, the amounts payable under the Variable Compensation Plan were determined on the basis of the individual's satisfaction of specified individual objectives and on the satisfaction of the Company's post bonus operating income target and net order target. The actual bonuses earned with respect to 2004 by the Named Executives are disclosed in the Summary Compensation Table.

Equity-Based Compensation

        In 2004, the Compensation Committee approved the grant of restricted shares to Covance's executive officers under the 2002 Employee Equity Participation Plan ("EEPP"). Restricted shares granted to the executive officers under the EEPP are subject to performance requirements except in unusual circumstances. Actual performance which is either higher or lower than targeted performance results in either an increase or decrease in the number of shares earned. In addition, executive officers can earn additional shares based on performance against the performance requirements in the two years following the year of the grant. Performance requirements utilized in restricted share agreements issued in 2004 consisted of return on assets and year end backlog targets. Except in unusual circumstances, restricted shares granted to the executive officers will become 100% vested approximately three years after they are granted, if they are earned.

        The Compensation Committee also approved the grant of non-qualified stock options under the EEPP to Covance's executive officers, as well as other employees. The options that were granted to the Named Executives and the Corporate Senior Vice Presidents will vest in equal increments over a three year period following the date of grant. The options granted to Corporate Vice Presidents and other employees will vest in equal increments over a two year period.

        Information regarding the number of restricted shares and stock options granted to each of the Named Executives is disclosed in the Summary Compensation Table and the Option Grants in Fiscal Year 2004 Table.

Total Compensation

        Covance's general policy is to target total compensation (base, bonus and equity grants) at market competitive levels. With respect to total cash compensation (base and bonus), Covance also seeks to ensure that it remains at a competitive level for its executive and senior management to enable Covance to attract and retain skilled management personnel. The Committee considered the total value of all compensation received by each of Covance's executive officers in 2004, and determined that such compensation was reasonable.

Compensation of the Chief Executive Officer

        Under the Variable Compensation Plan, Mr. Kuebler's bonus was determined on the basis of the assessment of the Compensation Committee of Mr. Kuebler's performance with respect to specified objectives reviewed by the Compensation Committee, including the Company's post-bonus operating income and net orders, as well as other quantitative and qualitative individual objectives agreed to by the Compensation Committee and Mr. Kuebler at the beginning of 2004. On the basis of these factors, Mr. Kuebler was awarded a bonus in the amount set forth in the Summary Compensation Table.

        In 2004, Mr. Kuebler received a grant of 54,850 non-qualified stock options under the EEPP, at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant and vesting in equal increments over a three year period, subject to Mr. Kuebler's continued employment with Covance. Since Mr. Kuebler has retired as Chief Executive Officer and announced his intention to retire as Chairman of the Board of Directors and an employee effective December 31, 2005, two thirds of these options shall not vest and will be forfeited upon such retirement. Mr. Kuebler was also awarded 32,200 restricted shares of the Company's Common Stock in February 2004, which award could be increased or decreased based upon Covance's return on assets and growth in year end backlog in 2004. In accordance with an agreement with Covance dated November 1, 2004 relating to Mr. Kuebler's retirement, in the event of Mr. Kuebler's anticipated retirement on December 31, 2005, these restricted shares will automatically vest on such date. In addition, under this agreement Mr. Kuebler was awarded 25,893 shares of restricted stock scheduled to vest on December 31, 2005 in recognition of Mr. Kuebler's role in establishing Covance, his contribution to Covance's success and his and Covance's performance over the years. Information regarding the number of restricted shares and stock options granted to Mr. Kuebler is disclosed in the Summary Compensation Table and the Option Grants in Fiscal Year 2004 Table.

Policy on Section 162(m)

        Under Section 162(m) of the Internal Revenue Code, Covance is generally precluded from deducting compensation in excess of $1 million paid in any fiscal year to its Chief Executive Officer and its four most highly compensated executive officers. An exception to this general rule exists for payments that are made pursuant to the attainment of one or more performance goals. While it is the Compensation Committee's intention to maximize the deductibility of compensation payable to Covance's executive officers and Covance has never paid compensation to such an officer which is non-deductible under Section 162(m), deductibility will be only one among a number of factors used by the Compensation Committee in ascertaining appropriate levels or modes of compensation. Covance intends to maintain the flexibility to compensate executive officers based upon an overall determination of what it believes to be in the best interests of Covance and its shareholders. The Compensation Committee consists of "outside directors" within the definition of Section 162(m) of the Internal Revenue Code.

        The report of the Compensation Committee on Executive Compensation and related disclosure, including the Performance Graph, shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933, as amended or under the Securities Exchange Act of 1934, as amended (collectively, the "Acts") except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Members of the Compensation Committee

J. Randall MacDonald, Chair

Robert Barchi

Irwin Lerner

Summary Compensation Table

        The following table provides information regarding the cash and other compensation of those persons who, during 2004, (i) served as the Company's Chief Executive Officer and (ii) were the four other most highly compensated executive officers of the Company (collectively, the "Named Executives").

Summary Compensation Table

		Annual Compensation						Long-Term Compensation Awards
Name and Principal Position	Year	Salary		Bonus		Other Annual Compensation (1)		Restricted Stock Awards (2)			Securities Underlying Options	All Other Compensation (3)
Christopher A. Kuebler	2004		$600,000		$953,940		$77,414		$1,956,006	(5)(6)	199,900		$11,275
Chairman(4)	2003		$588,584		$378,431		-0-		$1,441,490	(6)(7)	67,698		$11,000
	2002		$531,503		$733,470		-0-		$1,132,950	(7)	80,000		$11,000

Joseph L. Herring President and Chief Executive Officer(4)	2004 2003 2002	$ $ $	425,000 416,666 375,000	$ $ $	540,566 214,317 577,813	$ $	7,243 -0- 90,895	$ $ $	623,490 874,395 620,508	(5)(6) (6)(7) (7)	47,446 40,800 60,000	$ $ $	11,275 11,000 68,746

Wendel Barr Corporate Senior Vice President and President, Covance Labs, North America	2004 2003 2002	$ $ $	259,631 250,016 221,845	$ $ $	386,890 94,656 273,056		$4,661 -0- -0-	$ $	243,458 234,090 -0-	(5)(6) (6)	14,000 17,300 13,000	$ $ $	11,275 11,000 10,083

Anthony Cork Corporate Senior Vice President and President, Covance Labs, Europe	2004 2003 2002	$ $ $	307,200 280,754 227,994	$ $ $	336,108 103,398 301,803		-0- -0- -0-	$ $	326,590 234,090 -0-	(5)(6) (6)	18,000 17,300 15,000		-0- -0- -0-

William E. Klitgaard Corporate Senior Vice President and Chief Financial Officer	2004 2003 2002	$ $ $	275,000 268,334 233,340	$ $ $	282,513 120,768 261,632		$798 -0- -0-	$ $ $	267,210 361,233 233,562	(5)(6) (6)(7) (7)	26,254 18,000 30,000	$ $ $	9,163 11,000 10,539

(1)
The amounts shown for the Named Executives reflect tax reimbursement payments made to offset the inclusion in taxable income of the value of certain benefits. This value for Mr. Kuebler represents financial planning, payment of legal fees incurred in connection with an agreement related to Mr. Kuebler's retirement, car allowance, and transportation services.

(2)
As of December 31, 2004, Messrs. Kuebler, Herring, Barr, Cork, and Klitgaard, held an aggregate of 76,543, 33,000, 13,300, 16,100, and 14,300 restricted shares, respectively, having an aggregate value on December 31, 2004 of $2,966,041, $1,278,750, $515,375, $623,875 and $554,125, respectively. As of December 31, 2004, an aggregate of 153,243 restricted shares were outstanding for the Named Executives, and the aggregate value of such shares was $5,938,166. In the event Covance were to declare a dividend, such dividend would be paid on the restricted shares.

(3)
Includes the following amounts contributed by Covance as matching contributions to such individuals' 401k Plan accounts for 2004: $11,275 for Messrs. Kuebler, Herring, and Barr, respectively. Mr. Klitgaard was provided a matching contribution of $9,163. Mr. Cork is a UK resident and not eligible to participate in the 401k Plan. Also includes reimbursements for relocation expenses of $57,746 for Mr. Herring in 2002.

(4)
Effective December 31, 2004, Mr. Kuebler resigned as Chief Executive Officer of Covance. Through 2004, Mr. Herring served as President and Chief Operating Officer and was promoted to Chief Executive Officer effective January 1, 2005.

(5)
On February 25, 2004, Messrs. Kuebler, Herring, Barr, Cork, and Klitgaard were granted 32,200, 21,000, 8,200, 11,000, and 9,000 restricted shares of Common Stock, respectively, subject to performance requirements and further adjustment (the "2004 Awards"). On February 17, 2005, the Compensation Committee certified that these requirements were exceeded and the 2004 awards were adjusted to award Messrs Kuebler, Herring, Barr, Cork, and Klitgaard an additional 12,880, 8,400, 3,280, 4,400, and 3,600 restricted shares of Common Stock, respectively, These shares are scheduled to vest on December 20, 2006.

(6)
On February 27, 2003, Messrs. Kuebler, Herring, Barr, Cork, and Klitgaard were granted 36,900, 24,000, 10,200, 10,200, and 10,600 restricted shares of Common Stock, respectively, subject to performance requirements and further adjustment (the "2003 Awards"). On February 25, 2004, the Compensation Committee determined that the performance objectives set forth in the 2003 Award agreements required that the number of shares be reduced by 50%. On February 17, 2005, the Compensation Committee certified that the performance requirements set forth in the 2003 Award Agreements relating to 2004 performance were met and the 2003 Awards were adjusted to award Messrs Kuebler, Herring, Barr, Cork, and Klitgaard with an additional 3,690, 2,400, 1,020, 1,020, and 1,060 restricted shares of Common Stock, respectively. These shares are scheduled to vest on December 20, 2005.

(7)
On February 21, 2002, Messrs. Kuebler, Herring, and Klitgaard were granted 45,650, 25,000, and 9,000 restricted shares of Common Stock, respectively, subject to performance requirements and further adjustment (the "2002 Awards"). On February 27, 2003, the Compensation Committee certified that these requirements were met and the 2002 Awards were adjusted to award Messrs. Kuebler, Herring and Klitgaard an additional 18,260, 10,000, and 3,600 restricted shares of Common Stock, respectively. These shares vested on December 31, 2004. On February 17, 2005, the Compensation Committee certified that the performance requirements set forth in the 2002 Award Agreements relating to 2004 performance were met and the 2002 Awards were adjusted to award Messrs Kuebler, Herring, and Klitgaard with an additional 6,391, 3,500, and 1,260 restricted shares of Common Stock, respectively. These shares vested on February 17, 2005.

Stock Options

        The table below provides information regarding grants of stock options to the Named Executives during 2004.

Option Grants In Fiscal Year 2004 (1)

		Individual Grants			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise Price (1)	Expiration Date	Gain at 5%	Gain at 10%
Christopher A. Kuebler	54,850	3.72%	$29.69	2/24/2014	$1,023,706	$2,594,693
	65,775	4.46%	$37.18	1/19/2007	$250,303	$513,160
	52,074	3.53%	$38.62	2/17/2008	$316,999	$665,673
	27,201	1.84%	$40.91	2/24/2009	$239,649	$516,248
Joseph L. Herring	35,650	2.42%	$29.69	2/24/2014	$665,362	$1,686,432
	11,796.80%		$38.30	1/19/2007	$71,145	$149,463
Wendel Barr	14,000.95%		$29.69	2/24/2014	$261,292	$662,273
Anthony Cork	18,000	1.22%	$29.69	2/24/2014	$335,947	$851,494
William E. Klitgaard	15,750	1.07%	$29.69	2/24/2014	$293,954	$745,058
	10,504.71%		$36.74	1/19/2007	$39,556	$81,043

(1)
Options were granted at exercise prices that were at the fair market value of the Company's Common Stock on the date of grant. No SARs were granted to any of the Named Executives in 2004.

(2)
The dollar amounts set forth under these columns are the result of calculations at the 5% and 10% rates established by the SEC, and therefore are not intended to forecast future appreciation of the Company's stock price.

2004 Option Exercises and 2004 Year-End Option Values

        The following table provides information concerning exercises of stock options by the Named Executives in 2004 and the value of unexercised stock options held at December 31, 2004 by the Named Executives.

			Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
					Value of Unexercised In-the-Money Options Held at Fiscal Year-End ($)(1)
			Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)
	Shares Acquired on Exercise (#)
Name		Value Realized ($)	Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
Christopher A. Kuebler	493,694	$10,215,841	184,330	268,367	$4,476,350	$1,794,624
Joseph L. Herring	61,500	$1,222,962	150,950	94,446	$3,000,214	$1,180,193
Wendel Barr	7,500	$210,993	26,267	25,533	$574,754	$309,061
Anthony Cork	-0-	-0-	45,767	29,533	$1,158,019	$345,301
William E. Klitgaard	23,000	$393,609	71,633	48,154	$1,513,493	$564,479

(1)
Values are calculated for options "in-the-money" by subtracting the exercise price per share of the options from the per share NYSE consolidated trading closing price of $38.75 of the Common Stock on December 31, 2004.

Supplemental Executive Retirement Program

        In December 1996, Covance adopted a non-qualified Supplemental Executive Retirement Plan ("SERP") for the benefit of certain executive officers of Covance, including the Named Executives. This plan is, in whole or in part, an unfunded, unsecured obligation of Covance and is administered by the Compensation Committee. As of February 22, 2005, eight executives were participating in the SERP.

        Participating executives may commence receiving full benefits under the SERP upon attaining age 60, so long as they have completed at least twenty years of service as defined in the SERP (fifteen years for participants employed by Covance on January 1, 1997). Retirement benefits to be provided under the SERP will be based on 40% of an executive's "Final Average Pay," defined as the average of an executive's base salary plus bonus, taking into account the highest five consecutive years of the executive's last ten years of employment with Covance or any subsidiary thereof. Under the terms of the SERP, executives may, with the approval of the Compensation Committee, elect to commence receiving reduced benefits prior to age 60, provided that they have completed at least five years of service with Covance or any subsidiary thereof and have attained age 55. Benefits commencing prior to age 60 will be reduced by 5% of the amount of benefits earned for each year prior to age 60. For example, at age 55, an executive with at least twenty years (or fifteen years, if applicable) of service may be eligible to receive 30% of Final Average Pay so long as the executive receives approval from the Compensation Committee.

        At retirement, the normal form of payment under the SERP will be monthly payments over the lifetime of the executive (or actuarially reduced joint and survivor benefits over the joint lives of the executive and a named beneficiary). Alternatively, the executive may elect under the SERP, subject to the approval of the Compensation Committee, the right to receive an actuarially determined lump-sum distribution from the SERP. Five years of service (as defined in the SERP) are required to vest in the SERP. As of December 31, 2004, each of the Named Executives had the following years of service credited pursuant to the SERP: Christopher A. Kuebler, ten years; Joseph L. Herring, five years; William E. Klitgaard, four years; Wendel Barr, one year and Anthony Cork, one year.

        In the event of a change of control of the Company, as defined in the SERP, each participant shall be credited with three additional years of service and age for purposes of the SERP, and the Company is obligated to purchase an annuity for the benefit of the SERP to fund its obligations under the SERP. In the event a participant holding the office of Chief Executive Officer or President is terminated without cause (as described in the SERP), he or she shall be credited an additional three years of service for vesting purposes but not for purposes of determining the amount of benefits.

        Maximum annual benefits, based on at least twenty years of service and the Final Average Pay calculated under the straight life annuity option form of pension, payable to participants at ages 55 to 60 are illustrated in the table set forth below. The same benefits would apply for those participants eligible for full benefits with 15 years of service. The table below does not reflect any limitations on benefits imposed by the Employee Retirement Income Security Act of 1974, as amended.

Benefits Table

Final Average Pay	Age (with at Least 20 Years of Service)
	55	56	57	58	59	60
$ 100,000	$30,000	$32,000	$34,000	$36,000	$38,000	$40,000
$ 200,000	$60,000	$64,000	$68,000	$72,000	$76,000	$80,000
$ 300,000	$90,000	$96,000	$102,000	$108,000	$114,000	$120,000
$ 400,000	$120,000	$128,000	$136,000	$144,000	$152,000	$160,000
$ 500,000	$150,000	$160,000	$170,000	$180,000	$190,000	$200,000
$ 600,000	$180,000	$192,000	$204,000	$216,000	$228,000	$240,000
$ 700,000	$210,000	$224,000	$238,000	$252,000	$266,000	$280,000
$ 800,000	$240,000	$256,000	$272,000	$288,000	$304,000	$320,000
$ 900,000	$270,000	$288,000	$306,000	$324,000	$342,000	$360,000
$1,000,000	$300,000	$320,000	$340,000	$360,000	$380,000	$400,000
$1,100,000	$330,000	$352,000	$374,000	$396,000	$418,000	$440,000
$1,200,000	$360,000	$384,000	$408,000	$432,000	$456,000	$480,000

Covance Laboratories Limited Pension Plan

        The Covance Laboratories Pension Scheme (the "Pension Plan") was established in July 1974 to provide retirement and life assurance benefits for all eligible employees of Covance Laboratories Limited ("CLI"), Covance's United Kingdom early development subsidiary, and other participating companies. While the Pension Plan is open to all eligible employees, membership is voluntary and contingent upon an employee contribution, the rate of which varies from time to time. Anthony Cork is the only executive officer of Covance eligible to participate in the Pension Plan.

        Retirement benefits are calculated by reference to a fixed proportion of Final Pensionable Salary ("FPS") (as restricted by UK legislation) for each year of Final Pensionable Service. The accrual rate was 1/60th of FPS for each year of service up to 31 August 2002, and 1/80th of FPS for each year of service after 1 September 2002. FPS is defined as the highest pensionable salary in the five years immediately preceding retirement. Two years of pensionable service are required to vest in the Pension Plan. Mr. Cork had four years of pensionable service at December 31, 2004.

        Subject to the consent of CLI and the Pension Plan trustees, benefits may be drawn prior to the normal retirement age of 60. Early retirement benefits are subject to an actuarial reduction, which varies from time to time to reflect economic conditions. Benefits commencing prior to age 60 are currently reduced by approximately 5% of the amount of benefits earned for each year prior to age 60.

        At retirement the normal form of payment under the Pension Plan will be monthly payments over the lifetime of the member. The benefit automatically includes a dependant's (as defined in the Pension Plan) pension in the event of the member's prior death. Alternatively, the member may elect to commute part of the retirement pension for a lump sum benefit, payable on retirement. The amount of benefit that may be commuted in this way is governed by relevant UK legislation.

        While CLI (or any new employer) retains the right to amend benefits for future service, members' past service benefits are protected by UK legislation and trust law. The Pension Plan's governing documents allow for the augmentation of benefits (up to maximum levels prescribed by UK legislation), for any reason, subject to CLI making a contribution sufficient to cover the entire cost of the augmentation.

        Notwithstanding amounts actually earned by participating employees, United Kingdom law presently limits pay for pension purposes to 102,000 pounds sterling per annum. In the event Mr. Cork retired at age 60 and assuming the limit on pensionable salary increases by 2.75% per annum, Mr. Cork shall be entitled to receive in retirement the amount of £11,850 per annum ($22,800 per annum at exchange rates prevailing on December 31, 2004).

Employment Agreements

        In 2004, Mr. Kuebler formally announced his decision to retire from his position as Chief Executive Officer of Covance at the end of 2004 and from his position as Chairman of Covance's Board of Directors at the end of 2005. On November 2, 2004, Covance entered into an agreement (the "Agreement") with Mr. Kuebler pursuant to which Mr. Kuebler resigned as Chief Executive Officer of Covance effective December 31, 2004 (the "Effective Date"). The Agreement provides that Mr. Kuebler will continue to serve as an employee of Covance as Chairman of the Board of Directors of the Company from the Effective Date through and including December 31, 2005 (the "Service Period"). Pursuant to the terms of the Agreement, during the Service Period, Mr. Kuebler will continue to receive his base salary at the annual rate in effect immediately prior to the Effective Date and will continue to participate in the benefit arrangements in which he participated immediately prior the Effective Date. Mr. Kuebler will be entitled to receive benefits under the Company's Supplemental Executive Retirement Plan ("SERP") upon his attainment of age 60 in accordance with its terms. During the Service Period, all equity based awards previously granted to Mr. Kuebler will remain subject to, and be exercisable in accordance with, their existing terms. The Agreement also provides for a special cash bonus of $341,698 to Mr. Kuebler on his 55th birthday in consideration of the restrictive covenants described below and a special death benefit to his spouse (or his surviving children if there is no surviving spouse) in the event that he dies during the period commencing on November 2, 2004 through October 31, 2013. Upon completion of the Service Period, and consistent with Mr. Kuebler's retirement with the consent of the Board, all vested stock options will remain outstanding and exercisable for the remainder of their respective terms, all unvested stock options will be forfeited and all unvested restricted shares will become immediately vested. In recognition of Mr. Kuebler's contributions to the Company, Mr. Kuebler was awarded 25,893 shares of restricted stock of the Company. These restricted shares will vest on the earlier of the last day of the Service Period or a change in control (as defined in the Agreement). In the event that the Board terminates Mr. Kuebler's employment for cause (as defined in the Agreement), the Service Period will be immediately terminated, Mr. Kuebler's status as an employee will be immediately terminated, he will not be entitled to any further payments, all vested stock options will remain outstanding for 90 days following the date of termination and all unvested restricted shares will be forfeited. The Board also may elect in its discretion to terminate Mr. Kuebler's service as Chairman of the Board prior to December 31, 2005 without cause, in which event Mr. Kuebler would continue to receive the compensation and benefits he would otherwise receive as if his service continued through December 31, 2005, unless his employment is terminated on or prior to December 31, 2005 following a change in control, in which event Mr. Kuebler would instead receive the benefits described below. The Agreement also provides for the following payments and benefits in the event that Mr. Kuebler's employment is terminated by the Company (for reasons other than cause) during the Service Period, or upon the expiration of the Service Period, following a change in control: (i) a lump sum payment equal to three years base salary; (ii) all stock options, restricted stock, deferred compensation and similar benefits which have not become vested will become fully vested on the date of the change in control; (iii) continued participation in Covance's health and benefit plans until the earlier of three years and the date he is covered by a successor employer's benefit plan; and (iv) a "gross-up payment" for any amount that would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended. Mr. Kuebler will also be entitled to the SERP benefits, the restricted stock grant and the special cash bonus described above. The Agreement also contains a confidentiality provision of unlimited duration and non-competition and non-solicitation (of clients and employees) restricted covenants for the two-year period following the expiration of the Service Period.

        Pursuant to an agreement dated November 7, 2001 between Covance and Mr. Herring, Mr. Herring shall be entitled to two times his annual base compensation and variable compensation at his most recent target level in the event he is terminated for reasons other than cause. Covance has also entered into agreements pursuant to which it provided to its Corporate Senior Vice Presidents, including the Named Executives, compensation equal to the executive officer's base annual salary at the annual rate in effect on the date of termination plus variable compensation at the most recent target level in the event that such executive officer's employment has been terminated for reasons other than cause. If an executive officer has not secured a suitable alternative vocation after one year he may be entitled to continue to receive salary payments for up to an additional year. All such executive officers will also be entitled to health and other benefits (to the extent permitted by the administrative provisions of such plans and applicable federal and state law) for a period of up to one and one-half years. Covance will also provide to Mr. Herring and the Corporate Senior Vice Presidents including the Named Executives, upon the termination of employment by Covance other than for cause, or the constructive termination, as defined in the agreements, of such executive, during the twenty-four months following a change in control of Covance, compensation equal to three times the annual base salary in effect on the termination date and three times the annual variable compensation at the most recent target level and such officer will be entitled to participate in Covance's health and benefit plans for a period of up to three years. In addition, such executive officers shall also be entitled to the benefits described above in the event the officer voluntarily terminates his employment with Covance for any reason between the twelfth and thirteenth months of a change in control. A "change in control" is defined in the agreements to include the following: the acquisition by a person of 20% or more of the voting stock of Covance; as a result of a contested election a majority of the Covance Board members are different than the individuals who served on Covance's Board in the two years prior to such contested election; approval by Covance's shareholders of a merger or consolidation in which Covance is not the survivor thereof; a sale or disposition of all or substantially all of Covance's assets or a plan of partial or complete liquidation; or the purchase by an offeror of shares of Covance Common Stock pursuant to an exchange or tender offer.

Performance of the Company's Common Stock

        The graph below provides an indicator of cumulative total Shareholder returns for Covance as compared with the Standard & Poor's 500 Stock Index® ("S&P 500") and the Standard & Poor's Health Care Sector Index®. The graph covers the period of time from December 31, 1999 through December 31, 2004. Prior to 2003, Covance compared its returns to the Standard & Poor's Health Care Index® which is no longer published.

TOTAL SHAREHOLDER RETURNS

AUDITORS

        The Board of Directors has selected Ernst & Young to serve as independent auditors for Covance for the calendar year 2005. A representative of Ernst & Young is expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

PROPOSALS OF SHAREHOLDERS
FOR 2006 ANNUAL MEETING

        Proposals submitted by shareholders for inclusion in the Proxy Statement for the 2006 Annual Meeting of Shareholders must be received by the Company no later than the close of business on November 18, 2005. Please address your proposals to James W. Lovett, Corporate Senior Vice President, General Counsel and Secretary, Covance Inc., 210 Carnegie Center, Princeton, New Jersey, 08540-6233. Proposals must comply with all applicable SEC regulations. Under our By-Laws, if you wish to nominate Directors for election, or present other business before the shareholders at the Annual Meeting, you must give proper written notice of any such nomination or business to the Corporate Secretary, not after February 27, 2006, and not before January 28, 2006. If the Annual Meeting of 2006 is advanced by more than 30 days or delayed by more than 60 days from April 28, 2006, the anniversary date of this year's Annual Meeting, you must send notice not earlier than the 90th day prior to such Annual Meeting and not later than the close of business on the later of the 60th day prior to such Annual Meeting or the 10th day following the date on which public announcement of the date of the meeting is first made. Your notice must include certain information specified in our By-Laws concerning the nomination or the business. A copy of the Restated Certificate of Incorporation and By-Laws may be obtained from the Secretary of the Company at the address noted above.

OTHER INFORMATION

        One or more persons will be appointed to act as the inspector of election at the Annual Meeting. As of the date of this Proxy Statement, the Board of Directors has no knowledge of any business that will be presented for consideration at the Annual Meeting other than that described above. As to any other business, if any, that may properly come before the Annual Meeting, the proxies will vote in accordance with their judgment.

        Present and former officers, Directors and other employees of Covance may solicit proxies by telephone, facsimile or mail, or by meetings with shareholders or their representatives. Covance will reimburse brokers, banks or other custodians, nominees and fiduciaries for their charges and expenses in forwarding proxy material to beneficial owners. Covance has engaged Innisfree M&A Incorporated to solicit proxies for the Annual Meeting for a fee of $10,000, plus the payment of its out-of-pocket expenses. All expenses of solicitation of proxies will be borne by Covance.

        A copy of Covance's 2004 Annual Report to Shareholders is being sent with this Proxy Statement. If, upon receiving the Proxy Statement, you have not received the 2004 Annual Report to Shareholders, please write to James W. Lovett, Corporate Senior Vice President, General Counsel and Secretary at Covance Inc., 210 Carnegie Center, Princeton, New Jersey, 08540-6233 to request a copy. In addition, a copy of Covance's Annual Report on Form 10-K (without exhibits) for the fiscal year ended December 31, 2004, as filed with the SEC, as well as the Company's Business

Integrity Program, is posted on Covance's website at www.covance.com and is also available without charge upon written request.

By Order of the Board of Directors

/s/ James W. Lovett
James W. Lovett Corporate Senior Vice President, General Counsel and Secretary

Dated: March 18, 2005

        SHAREHOLDERS ARE URGED TO COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE SELF-ADDRESSED ENVELOPE WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING. A SHAREHOLDER MAY NEVERTHELESS VOTE IN PERSON IF HE OR SHE DOES ATTEND THE ANNUAL MEETING.

Annex A

Director Independence Standards

An outside Director shall qualify as independent for purposes of service on the Board of the Company if the Board has determined that the Director has no material relationship with the Company. The Board has adopted the following categorical standards to assist the Board in making this determination. These categorical standards have been drafted to conform to, and in some cases be more exacting than, the independence requirements contained in the NYSE corporate governance rules and all other applicable laws, rules and regulations. A fundamental premise of the standards is that any permitted transactions between the Company and a Director, any family member of a Director or their respective primary business affiliations shall be on arms-length, market terms.

A majority of the directors will be independent directors, as independence is determined by the board, based on the guidelines set forth below.

A.
A director will not be independent if, within the last three years:

(i)
the director is employed by the Company, or an immediate family member is an executive officer of the Company;
(ii)
the director receives any direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);
(iii)
an immediate family member who is a Company employee receives more than $100,000 per year in direct compensation from the Company; or
(iv)
a Company executive is on the compensation committee of the board of directors of a company which employs the director or an immediate family member as an executive officer.

B.    A director will not be independent if, at the time of the independence determination, the director is an executive officer or employee, or if an immediate family member is an executive officer, of another company that does business with the Company and the sales by that company to the Company or purchases by that company from the Company, in any single fiscal year during the last three years, are more than the greater of one percent of the annual revenues of that company or $1 million.

C.    A director will not be independent if, at the time of the independence determination, the director is an executive officer or employee, or an immediate family member is an executive officer, of another company which is indebted to the Company, or to which the Company is indebted, and the total amount of either company's indebtedness to the other at the end of the last completed fiscal year is more than one percent of the other company's total consolidated assets.

D.    A director will not be independent if, at the time of the independence determination, the director serves as an officer, director or trustee of a charitable organization, and the Company's discretionary charitable contributions to the organization are more than the greater of $250,000 or one percent of that organization's total annual charitable receipts during its last completed fiscal year.

E.    A director will not be independent if, within the last five years, the director or an immediate family member has been affiliated with or employed by the Company's independent auditor.

COVANCE INC.
This Proxy is solicited on behalf of the Board of Directors
for the Annual Meeting of Shareholders to be held on April 28, 2005

        The undersigned appoints Christopher A. Kuebler, William E. Klitgaard and James W. Lovett proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Shareholders of Covance Inc. to be held on Thursday, April 28, 2005 at 11:00 a.m., Eastern Daylight Time, and at any adjournments or postponements of the Annual Meeting, and to vote as specified in this Proxy all of the shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present. This Proxy when properly executed will be voted in accordance with your indicated directions. If no direction is made, this Proxy will be voted FOR the election of Directors.

The Board of Directors recommends a vote FOR the election of Directors.

YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

(Continued and to be signed on reverse side.)

COVANCE INC.
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

1.
Election of Directors

The Board of Directors recommends a vote FOR ALL nominees.

	For All	Withhold All	For All Except
J. Randall MacDonald Kathleen G. Murray William C. Ughetta
(Except nominee(s) written below)

For Information Only: Check here if you plan to attend the meeting.	The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and of the Proxy Statement.
Dated: , 2005
If your shares are held with a broker or other third party, proof of stock ownership will be required to attend the Annual Meeting.	Signature(s)
Please sign exactly as your name appears. Joint owners should each sign personally. Where applicable, indicate your official position or representation capacity.

QuickLinks

PROXY STATEMENT
2005 Annual Meeting of Shareholders April 28, 2005
General Information
PROPOSAL 1 Election of Class II Directors
Stock Ownership of Directors, Executive Officers and Certain Shareholders
The Board of Directors and its Committees
COMMITTEES OF THE BOARD
Audit and Finance Committee
Compensation and Organization Committee
Corporate Governance Committee
Contacting the Board of Directors
Board Nomination Process
Website Access to Covance Corporate Governance Documents
Report of the Audit and Finance Committee
Report of the Compensation and Organization Committee on Executive Compensation
Benefits Table
Covance Laboratories Limited Pension Plan
Performance of the Company's Common Stock
AUDITORS
PROPOSALS OF SHAREHOLDERS FOR 2006 ANNUAL MEETING
OTHER INFORMATION
Annex A
Director Independence Standards